Exhibit 23.1


January 20, 2006





Board of Directors
Vtial Products Inc.
35 Adesso Road
Concord, Ontario
L4K 3C7

Dear Sirs:

This letter is to constitute our consent to include the audit report of Vital Products Inc. as of July 31, 2005 in the Registration Statement filed on
Form SB-2A contemporaneously herewith and subject to any required amendments thereto.


Yours very truly,

DANZIGER & HOCHMAN

s/ Brian Hochman


Brian Hochman

DD/ekm


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